Exhibit 99.1

GUILD HOLDINGS COMPANY REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS

•Originations of $24.0 Billion in 2024, Including $6.7 Billion in Fourth Quarter
•Net Revenue of $1.0 Billion in 2024, Including $373.0 Million in Fourth Quarter
•Net Income Attributable to Guild of $97.1 Million in 2024, Including $97.9 Million in Fourth Quarter
•Adjusted Net Income of $90.2 Million in 2024, Including $19.7 Million in Fourth Quarter
•Return on Average Equity of 8.0% and Adjusted Return on Average Equity of 7.4% in 2024
•Gain on Sale Margin on Originations of 317 bps in the Fourth Quarter
•82% of Originations were Purchase Originations in the Fourth Quarter
•Special Dividend of $0.50 per Share Declared by Board of Directors Payable March 31, 2025 and Extended Share Repurchase Program

SAN DIEGO, California – March 6, 2025 – Guild Holdings Company (NYSE: GHLD) (“Guild” or the “Company”), a growth-oriented mortgage company that employs a relationship-based loan sourcing strategy to execute on its mission of delivering the promise of homeownership, today announced results for the fourth quarter and full year ended December 31, 2024.

“We delivered exceptional growth and strong results in 2024 that demonstrated the disciplined execution of our strategy to grow market share as we continue to realize the benefits of our balanced business model,” stated Terry Schmidt, Guild Chief Executive Officer. “Our team created positive momentum throughout the year as we increased our total originations by 57% over the prior year enabling us to deliver strong earnings and return on equity. Our focus on the purchase market, with a community-focused, customer-for-life approach, combined with our strategy of retaining servicing rights, allowed us to generate consistent cash flow growth, even in the current rate environment. We are particularly pleased with our organic recruiting efforts, as our brand strength and integrated platforms continue to attract top-producing loan officers. Our performance demonstrates our proven approach of investing through market downturns to position Guild for long term growth.”

Fourth Quarter 2024 Highlights	Total originations of $6.7 billion compared to $3.6 billion in fourth quarter 2023 and $6.9 billion in third quarter 2024
Originated 82% of closed loan origination volume from purchase business, compared to the Mortgage Bankers Association industry estimate of 62% for the same period
Net revenue of $373.0 million compared to $57.2 million in the fourth quarter 2023 and $159.3 million in third quarter 2024
Net income attributable to Guild of $97.9 million compared to net loss of $93.0 million in fourth quarter 2023 and net loss of $66.9 million in third quarter 2024
Servicing portfolio unpaid principal balance of $93.0 billion as of December 31, 2024, compared to $85.0 billion as of December 31, 2023 and $91.5 billion as of September 30, 2024

Adjusted net income and adjusted EBITDA totaled $19.7 million and $30.9 million, respectively, compared to $12.5 million and $13.2 million, respectively, in fourth quarter 2023 and $31.7 million and $46.4 million, respectively, in third quarter 2024

Return on average equity of 32.5% and adjusted return on average equity of 6.5%, compared to (30.2)% and 4.1%, respectively, in fourth quarter 2023 and (22.5%) and 10.6%, respectively, in third quarter 2024

Full Year 2024 Highlights	Total originations of $24.0 billion, up 57% from $15.3 billion in the prior year
Originated 88% of closed loan origination volume from purchase business, compared to the Mortgage Bankers Association estimate of 72% for the same period
Net revenue of $1.0 billion compared to $655.2 million in the prior year
Net income attributable to Guild of $97.1 million compared to net loss of $39.0 million in the prior year
Servicing portfolio unpaid principal balance of $93.0 billion as of December 31, 2024, up 9% compared to $85.0 billion as of December 31, 2023
Adjusted net income and adjusted EBITDA totaled $90.2 million and $134.8 million, respectively, compared to $48.0 million and $74.8 million, respectively, in the prior year
Return on average equity of 8.0% and adjusted return on average equity of 7.4%, compared to (3.2%) and 3.9%, respectively, in the prior year

Fourth Quarter and Full Year Summary
Please refer to “Key Performance Indicators” and “GAAP to Non-GAAP Reconciliations” elsewhere in this release for a description of the key performance indicators and definitions of the non-GAAP measures and reconciliations to the nearest comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

($ amounts in millions, except per share amounts)	4Q'24	3Q'24	4Q'23	YTD'24	YTD'23
Total originations	$6,746.4	$6,905.5	$3,624.3	$24,030.4	$15,263.8
Gain on sale margin on originations (bps)	317	333	330	332	340
Gain on sale margin on pull-through adjusted locked volume (bps)	360	321	347	321	329
UPB of servicing portfolio (period end)	$92,998.9	$91,485.2	$85,033.9	$92,998.9	$85,033.9
Net revenue	$373.0	$159.3	$57.2	$1,049.7	$655.2
Total expenses	$244.2	$252.1	$176.5	$930.7	$701.3
Net income (loss) attributable to Guild	$97.9	($66.9)	($93.0)	$97.1	($39.0)
Return on average equity	32.5%	(22.5%)	(30.2%)	8.0%	(3.2%)
Adjusted net income	$19.7	$31.7	$12.5	$90.2	$48.0
Adjusted EBITDA	$30.9	$46.4	$13.2	$134.8	$74.8
Adjusted return on average equity	6.5%	10.6%	4.1%	7.4%	3.9%
Earnings (loss) per share—Basic	$1.59	($1.09)	($1.52)	$1.58	($0.64)
Earnings (loss) per share—Diluted	$1.57	($1.09)	($1.52)	$1.56	($0.64)
Adjusted earnings per share—Basic	$0.32	$0.52	$0.21	$1.47	$0.79
Adjusted earnings per share—Diluted	$0.32	$0.51	$0.20	$1.45	$0.78
Origination Segment Results
Origination segment net income was $0.8 million in fourth quarter 2024 compared to net loss of $26.8 million in fourth quarter 2023 and $6.4 million in third quarter 2024. The year over year increase reflects Guild’s growth over the past year, while the sequential decline is primarily driven by lower origination volumes, primarily due to seasonality, as well as lower gain on sale margins. Gain on sale margins on originations decreased 13 bps year-over-year and 16 bps quarter-over-quarter to 317 bps. Gain on sale margins on pull-through adjusted locked volume increased 13 bps year-over-year and 39 bps quarter-over-quarter to 360 bps and total pull-through adjusted locked volume was $5.7 billion compared to $3.3 billion in fourth quarter 2023 and $6.9 billion in third quarter 2024.

($ amounts in millions)	4Q'24	3Q'24	4Q'23	YTD'24	YTD'23
Total originations	$6,746.4	$6,905.5	$3,624.3	$24,030.4	$15,263.8
Total origination units (000’s)	19.6	20.1	11.5	70.9	47.2
Net revenue	$209.7	$224.1	$119.2	$780.5	$516.4
Total expenses	$208.9	$217.7	$146.0	$800.5	$590.0
Net income (loss) allocated to origination	$0.8	$6.4	($26.8)	($20.0)	($73.7)

Servicing Segment Results
Servicing segment net income was $152.4 million in the fourth quarter 2024 compared to net loss of $72.1 million in fourth quarter 2023 and net loss of $74.6 million in third quarter 2024. The Company retained mortgage servicing rights (“MSRs”) for 64% of total loans sold in the fourth quarter 2024.

In fourth quarter 2024, valuation adjustments with respect to the Company’s MSRs totaled a gain of $84.3 million, compared to a loss of $134.7 million in fourth quarter 2023 and a loss of $145.8 million in third quarter 2024. Guild’s refinance recapture rate was strong at 53%, and purchase recapture rate was 26% in fourth quarter 2024, which aligns with the Company’s focus on customer service and its customer-for-life strategy.

($ amounts in millions)	4Q'24	3Q'24	4Q'23	YTD'24	YTD'23
UPB of servicing portfolio (period end)	$92,998.9	$91,485.2	$85,033.9	$92,998.9	$85,033.9
# Loans serviced (000’s) (period end)	370	365	345	370	345
Loan servicing and other fees	$70.9	$71.0	$63.3	$275.3	$246.1
Valuation adjustment of MSRs	$84.3	($145.8)	($134.7)	($38.5)	($139.6)
Net revenue	$168.1	($59.8)	($59.2)	$287.1	$149.3
Total expenses	$15.7	$14.8	$12.9	$55.9	$49.0
Net income (loss) allocated to servicing	$152.4	($74.6)	($72.1)	$231.2	$100.4
Share Repurchase Program and Dividends
During the three months ended December 31, 2024, the Company repurchased and subsequently retired 27,641 shares of Guild's Class A common stock at an average purchase price of $13.95 per share. As of December 31, 2024, $10.0 million remains available for repurchase under the Company’s share repurchase program. On March 5, 2025, the Company’s Board of Directors extended the share repurchase program to May 5, 2026.

On March 5, 2025, the Company’s Board of Directors declared a special cash dividend of $0.50 per share on the Company’s Class A common stock and Class B common stock, payable on March 31, 2025 to stockholders of record at the close of business on March 17, 2025.

Balance Sheet and Liquidity Highlights
The Company’s cash and cash equivalents were $118.2 million as of December 31, 2024. The Company’s unutilized loan funding capacity was $1.3 billion based on total facility size and borrowing limitations, while the unutilized MSR lines of credit were $235.0 million, based on total committed amounts and borrowing base limitations. The Company’s leverage ratio was 1.7x, defined as recourse debt divided by tangible stockholders’ equity.

(in millions, except per share amounts)	December 31, 2024	December 31, 2023
Cash and cash equivalents	$118.2	$120.3
Mortgage servicing rights, at fair value	$1,343.8	$1,161.4
Warehouse lines of credit, net	$1,414.6	$833.8
Notes payable	$300.0	$148.8
Total stockholders’ equity	$1,254.0	$1,183.5

Tangible net book value per share(1)	$16.59	$15.90
_________________
(1)See “GAAP to Non-GAAP Reconciliations” for a description of this non-GAAP measure and reconciliation to the nearest comparable financial measures calculated and presented in accordance with GAAP.

Webcast and Conference Call
The Company will host a webcast and conference call on Thursday, March 6, 2025 at 5 p.m. Eastern Time to discuss the Company’s results for the fourth quarter and full year ended December 31, 2024.

The conference call will be available on the Company's website at https://ir.guildmortgage.com/. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time to register. The conference call can also be accessed by the following dial-in information:

•1-877-407-0789 (Domestic)
•1-201-689-8562 (International)

A replay of the call will be available on the Company's website at https://ir.guildmortgage.com/ approximately two hours after the live call through March 20, 2025. The replay is also available by dialing 1-844-512-2921 (United States) or 1-412-317-6671 (international). The replay pin number is 13750801.
About Guild Holdings Company
Guild Mortgage Company, a wholly owned subsidiary of Guild Holdings Company (NYSE: GHLD), was founded in 1960 and is a nationally recognized independent mortgage lender providing residential mortgage products and local in-house origination and servicing. Guild employs a relationship-based loan sourcing strategy to execute on its mission of delivering the promise of homeownership in neighborhoods and communities across 49 states and the District of Columbia. Guild’s highly trained loan professionals are experienced in government-sponsored programs such as FHA, VA, USDA, down payment assistance programs and other specialized loan programs. For more information visit https://www.guildmortgage.com/.

Contacts
Investors: investors@guildmortgage.net 858-956-5130 Media: Melissa Rue Nuffer, Smith, Tucker mkr@nstpr.com 619-296-0605 Ext. 247

Forward-Looking Statements
This press release and a related presentation by management of Guild Holdings Company (the “Company”) contains forward-looking statements, including statements about the Company’s growth strategies, the Company’s future revenue, operating performance or capital position, ongoing pursuit of M&A opportunities, expectations for benefits from recent acquisitions, such as increased market share and origination volume, expectations regarding home sales and mortgage activity, the impact of future interest rate environments and any other statements that are not historical facts. These forward-looking statements reflect our current expectations and judgments about future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature.

Important factors that could cause our actual results to differ materially from those expressed in or implied by forward-looking statements include, but are not limited to, the following: any disruptions in the secondary home loan market and their effects on our ability to sell the loans that we originate; any changes in macroeconomic and U.S. residential real estate market conditions; any changes in certain U.S. government-sponsored entities and government agencies, and any organizational or pricing changes in these entities, their guidelines or their current roles; any changes in prevailing interest rates or U.S. monetary policies; the effects of any termination of our servicing rights; we depend on our loan funding facilities to fund mortgage loans and otherwise operate our business; the effects of our existing and future indebtedness on our liquidity and our ability to operate our business; any disruption in the technology that supports our origination and servicing platform; our failure to identify, develop and integrate acquisitions of other companies or technologies; pressure from existing and new competitors; any failure to maintain or grow our historical referral relationships with our referral partners; any delays in recovering service advances; any failure to adapt to and implement technological changes; any cybersecurity breaches or other vulnerability involving our computer systems or those of certain of our third-party service providers; our inability to secure additional capital, if needed, to operate and grow our business; the impact of operational risks, including employee or consumer fraud, the obligation to repurchase sold loans in the event of a documentation error, and data processing system failures and errors; any repurchase or indemnification obligations caused by the failure of the loans that we originate to meet certain criteria or characteristics; the seasonality of the mortgage origination industry; any non-compliance with the complex laws and regulations governing our mortgage loan origination and servicing activities; material changes to the laws, regulations or practices applicable to reverse mortgage programs; our control by, and any conflicts of interest with, McCarthy Capital Mortgage Investors, LLC; our dependence, as a holding company, upon distributions from Guild Mortgage Company LLC to meet our obligations; and the other risks, uncertainties and factors set forth under Item IA. – Risk Factors and all other disclosures appearing in Guild’s Annual Report on Form 10-K for the year ended December 31, 2023 as well as other documents Guild files from time to time with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as otherwise required by law, we undertake no obligation to update any forward-looking statement made in this press release or any related presentation by Company management.

Non-GAAP Financial Measures
To supplement our financial statements presented in accordance with GAAP and to provide investors with additional information regarding our GAAP financial results, we disclose certain financial measures for our consolidated and operating segment results on both a GAAP and a non-GAAP (adjusted) basis. The non-GAAP financial measures disclosed should be viewed in addition to, and not as an alternative to, results prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

Adjusted net income. Net income (loss) is the most directly comparable financial measure calculated and presented in accordance with GAAP for adjusted net income, a non-GAAP measure. We define adjusted net income as earnings or loss attributable to Guild excluding (i) the change in the fair value measurements related to our MSRs due to changes in model inputs and assumptions, (ii) change in the fair value of contingent liabilities related to completed acquisitions, net of change in the fair value of notes receivable related to acquisitions, (iii) amortization of acquired intangible assets and (iv) stock-based compensation. We exclude these items because we believe they are non-cash expenses that are not reflective of our core operations or indicative of our ongoing operations. Adjusted net income is also adjusted by applying an estimated effective tax rate to these adjustments. We exclude the change in the fair value of MSRs, a non-cash, non-realized adjustment to net revenues, from adjusted net income and adjusted EBITDA below because it is not indicative of our operating performance or results of operations. The change in fair value of MSRs is due to changes in model inputs and assumptions such as prepayment speed, discount rate, cost to service assumptions and other factors that impact the carrying value of our MSRs from period to period.

Adjusted earnings per share—Basic and Diluted. Earnings per share is the most directly comparable financial measure calculated and presented in accordance with GAAP for adjusted earnings per share, a non-GAAP measure. We define adjusted earnings per share as our adjusted net income divided by the basic and diluted weighted average shares outstanding of our Class A and Class B common stock. Diluted weighted average shares outstanding is adjusted to include potential shares of Class A common stock related to unvested RSUs that were excluded from the calculation of GAAP diluted loss per share because they were anti-dilutive due to the net loss, when applicable.

Adjusted EBITDA. Net income (loss) is the most directly comparable financial measure calculated and presented in accordance with GAAP for adjusted EBITDA, a non-GAAP measure. We define adjusted EBITDA as earnings before (i) interest expense on non-funding debt (without adjustment for net warehouse interest related to loan fundings and payoff interest related to loan prepayments), (ii) taxes, (iii) depreciation and amortization and (iv) net income attributable to the non-controlling interests and excluding (v) any change in the fair value measurements of our MSRs due to valuation assumptions, (vi) change in the fair value of contingent liabilities related to completed acquisitions, net of change in the fair value of notes receivable related to acquisitions and (vii) stock-based compensation. We exclude these items because we believe they are not reflective of our core operations or indicative of our ongoing operations.

Adjusted return on average equity. Return on average equity is the most directly comparable financial measure calculated and presented in accordance with GAAP for adjusted return on average equity, a non-GAAP measure. We define adjusted return on average equity as annualized adjusted net income as a percentage of average beginning and ending stockholders’ equity during the period.
Tangible net book value per share. Book value per share is the most directly comparable financial measure calculated and presented in accordance with GAAP for tangible net book value per share, a non-GAAP measure. We define tangible net book value per share as total stockholders’ equity attributable to Guild, less goodwill and intangible assets, net divided by the total shares of our Class A and Class B common stock outstanding.
We use these non-GAAP financial measures (other than tangible net book value per share) to evaluate our operating performance, to establish budgets and to develop operational goals for managing our business. These non-GAAP financial measures are designed to evaluate operating results exclusive of fair value and other adjustments that are not indicative of our business’s operating performance. Accordingly, we believe that these financial measures provide useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects. In addition, management uses the non-GAAP financial measure of tangible net book value per share to evaluate the adequacy of our stockholders’ equity and assess our capital position to make capital allocation decisions. We believe tangible net book value provides useful information to investors in assessing the strength of our financial position.
For more information on these non-GAAP financial measures, please see the “GAAP to Non-GAAP Reconciliations” included at the end of this release.

Consolidated Balance Sheets
(unaudited)

(in thousands, except share and per share amounts)	Dec 31, 2024	Dec 31, 2023
Assets
Cash and cash equivalents	$118,203	$120,260
Restricted cash	6,853	7,121
Mortgage loans held for sale, at fair value	1,523,447	901,227
Reverse mortgage loans held for investment, at fair value	451,704	315,912
Ginnie Mae loans subject to repurchase right	807,283	699,622
Mortgage servicing rights, at fair value	1,343,829	1,161,357
Advances, net	85,523	64,748
Property and equipment, net	19,032	13,913
Right-of-use assets	67,139	65,273
Goodwill and intangible assets, net	225,994	211,306
Other assets	119,296	115,981
Total assets	$4,768,303	$3,676,720
Liabilities and stockholders’ equity
Warehouse lines of credit, net	$1,414,563	$833,781
Home Equity Conversion Mortgage-Backed Securities (“HMBS”) related borrowings	425,979	302,183
Ginnie Mae loans subject to repurchase right	817,271	700,120
Notes payable	300,000	148,766
Accounts payable and accrued expenses	92,401	63,432
Operating lease liabilities	76,980	75,832
Deferred tax liabilities	251,440	225,021
Other liabilities	135,659	144,092
Total liabilities	3,514,293	2,493,227
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued and outstanding	—	—
Class A common stock, $0.01 par value; 250,000,000 shares authorized; 21,592,992 and 20,786,814 shares issued and outstanding at December 31, 2024 and 2023, respectively	216	208
Class B convertible common stock, $0.01 par value; 100,000,000 shares authorized; 40,333,019 shares issued and outstanding at December 31, 2024 and 2023	403	403
Additional paid-in capital	51,996	47,158
Retained earnings	1,200,908	1,135,387
Non-controlling interests	487	337
Total stockholders' equity	1,254,010	1,183,493
Total liabilities and stockholders’ equity	$4,768,303	$3,676,720

Consolidated Statements of Operations
(unaudited)

	Three Months Ended			Year Ended
(in thousands, except per share amounts)	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Revenue
Loan origination fees and gain on sale of loans, net	$203,272	$220,611	$113,601	$763,791	$501,303
Gain on reverse mortgage loans held for investment and HMBS-related borrowings, net	3,312	2,367	3,172	11,043	8,233
Loan servicing and other fees	70,876	70,951	63,905	275,324	246,144
Valuation adjustment of mortgage servicing rights	84,319	(145,776)	(134,656)	(38,545)	(139,560)
Interest income	41,694	43,808	28,227	146,449	104,404
Interest expense	(31,316)	(33,339)	(17,379)	(109,843)	(66,364)
Other income, net	830	635	364	1,492	1,027
Net revenue	372,987	159,257	57,234	1,049,711	655,187
Expenses
Salaries, incentive compensation and benefits	196,246	199,005	131,201	724,256	529,861
General and administrative	22,777	26,718	23,073	107,104	83,213
Occupancy, equipment and communication	20,375	22,001	18,108	82,539	72,476
Depreciation and amortization	3,661	3,753	3,517	15,138	14,580
Provision for foreclosure losses	1,108	613	634	1,617	1,188
Total expenses	244,167	252,090	176,533	930,654	701,318
Income (loss) before income taxes	128,820	(92,833)	(119,299)	119,057	(46,131)
Income tax expense (benefit)	30,928	(25,882)	(26,178)	22,125	(6,994)
Net income (loss)	97,892	(66,951)	(93,121)	96,932	(39,137)
Net loss attributable to non-controlling interests	(50)	(59)	(117)	(199)	(128)
Net income (loss) attributable to Guild	$97,942	$(66,892)	$(93,004)	$97,131	$(39,009)

Earnings (loss) per share attributable to Class A and Class B common stock:
Basic	$1.59	$(1.09)	$(1.52)	$1.58	$(0.64)
Diluted	$1.57	$(1.09)	$(1.52)	$1.56	$(0.64)
Weighted average shares outstanding of Class A and Class B common stock:
Basic	61,768	61,390	61,049	61,402	60,967
Diluted	62,476	61,390	61,049	62,105	60,967

Key Performance Indicators

Management reviews several key performance indicators to evaluate our business results, measure our performance and identify trends to inform our business decisions. Summary data for these key performance indicators is listed below.

	Three Months Ended			Year Ended
($ and units in thousands)	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Origination Data
Total originations(1)	$6,746,440	$6,905,527	$3,624,269	$24,030,404	$15,263,828
Total originations (units)(2)	19.6	20.1	11.5	70.9	47.2
Total loans sold(3)	$6,733,655	$6,667,061	$3,549,713	$22,746,362	$14,918,366
Gain on sale margin (bps)(4)	317	333	330	332	340
Pull-through adjusted locked volume(5)	$5,652,456	$6,868,012	$3,275,367	$23,795,100	$15,223,182
Gain on sale margin on pull-through adjusted locked volume (bps)(6)	360	321	347	321	329
Purchase recapture rate(7)	26%	29%	25%	27%	28%
Refinance recapture rate(7)	53%	41%	19%	44%	25%
Purchase origination %	82%	88%	93%	88%	93%
Servicing Data
UPB (period end)(8)	$92,998,862	$91,485,163	$85,033,899	$92,998,862	$85,033,899
Loans serviced (period end)(9)	370	365	345	370	345
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(1)Total originations includes retail forward and reverse, brokered, wholesale and correspondent loans.
(2)Total origination units excludes second lien mortgages originated at the same time as the first mortgage or shortly thereafter.
(3)Represents the UPB of forward loans sold and reverse loans securitized.
(4)Represents loan origination fees and gain on sale of loans, net plus gain on reverse mortgage loans held for investment and HMBS-related borrowings, net divided by total originations, excluding brokered and wholesale loans, to derive basis points.
(5)Pull-through adjusted locked volume is equal to total locked volume, which excludes reverse loans, multiplied by pull-through rates of 88.7%, 88.2% and 86.5% as of December 31, 2024, September 30, 2024 and December 31, 2023, respectively. We estimate the pull-through rate based on changes in pricing and actual borrower behavior using a historical analysis of loan closing data and “fallout” data with respect to the number of commitments that have historically remained unexercised.
(6)Represents loan origination fees and gain on sale of loans, net divided by pull-through adjusted locked volume.
(7)Purchase recapture rate is calculated as the ratio of (i) UPB of our clients that originated a new mortgage with us for the purchase of a home in a given period, to (ii) total UPB of our clients that paid off their existing mortgage as a result of selling their home in a given period. Refinance recapture rate is calculated as the ratio of (i) UPB of our clients that originated a new mortgage loan for the purpose of refinancing an existing mortgage with us in a given period, to (ii) total UPB of our clients that paid off their existing mortgage as a result of refinancing their home in the same period. These calculations exclude clients to whom we did not actively market due to contractual prohibitions or other business reasons.
(8)Excludes subserviced forward and reverse mortgage loans, which had UPB of $1.9 billion, $2.0 billion and $295.7 million as of December 31, 2024, September 30, 2024 and December 31, 2023, respectively, and includes loans held for sale and pending service release loans of $1.6 billion, $1.9 billion, and $892.8 million, respectively.
(9)Includes loans held for sale and pending service release loans, which had period end number of loans serviced of approximately 5 thousand, 7 thousand and 3 thousand as of December 31, 2024, September 30, 2024, and December 31, 2023 respectively.

GAAP to Non-GAAP Reconciliations
Reconciliation of Net Income (Loss) to Adjusted Net Income and Earnings (Loss) Per Share to Adjusted Earnings Per Share
(unaudited)

	Three Months Ended			Year Ended
(in millions, except per share amounts)	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Net income (loss) attributable to Guild	$97.9	$(66.9)	$(93.0)	$97.1	$(39.0)
Add adjustments:
Change in fair value of MSRs due to model inputs and assumption	(107.4)	124.0	122.3	(37.0)	84.0
Change in fair value of contingent liabilities and notes receivable due to acquisitions, net	(1.7)	3.2	1.2	8.9	2.1
Amortization of acquired intangible assets	2.2	2.2	2.0	9.1	8.0
Stock-based compensation	2.0	2.9	2.2	9.7	8.7
Tax impact of adjustments(1)	26.6	(33.7)	(22.1)	2.4	(15.6)
Adjusted net income	$19.7	$31.7	$12.5	$90.2	$48.0
Weighted average shares outstanding of Class A and Class B common stock:
Basic	61.8	61.4	61.0	61.4	61.0
Diluted	62.5	61.4	61.0	62.1	61.0
Adjusted diluted(2)	62.5	62.5	61.8	62.1	61.7

Earnings (loss) per share—Basic	$1.59	$(1.09)	$(1.52)	$1.58	$(0.64)
Earnings (loss) per share—Diluted	$1.57	$(1.09)	$(1.52)	$1.56	$(0.64)
Adjusted earnings per share—Basic	$0.32	$0.52	$0.21	$1.47	$0.79
Adjusted earnings per share—Diluted	$0.32	$0.51	$0.20	$1.45	$0.78
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Amounts may not foot due to rounding
(1)Calculated using the estimated effective tax rate of 25.4%, 25.5%, 17.3%, 25.2% and 15.2% for the three months ended December 31, 2024, September 30, 2024 and December 31, 2023 and the year ended December 31, 2024 and 2023, respectively.
(2)Adjusted diluted weighted average shares outstanding of Class A and Class B common stock for the three months ended September 30, 2024 and December 31, 2023 and for the year ended December 31, 2023 includes 1.2 million, 0.7 million and 0.7 million, respectively, potential shares of Class A common stock related to unvested RSUs that were excluded from the calculation of GAAP diluted loss per share because they were anti-dilutive. There were no adjustments for the three months ended December 31, 2024 or for the year ended December 31, 2024.

Reconciliation of Net Income (Loss) to Adjusted EBITDA
(unaudited)

	Three Months Ended			Year Ended
(in millions)	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Net income (loss)	$97.9	$(67.0)	$(93.1)	$96.9	$(39.1)
Add adjustments:
Interest expense on non-funding debt	5.4	5.5	3.2	18.9	11.6
Income tax expense (benefit)	30.9	(25.9)	(26.2)	22.1	(7.0)
Depreciation and amortization	3.7	3.8	3.5	15.1	14.6
Change in fair value of MSRs due to model inputs and assumptions	(107.4)	124.0	122.3	(37.0)	84.0
Change in fair value of contingent liabilities and notes receivable due to acquisitions, net	(1.7)	3.2	1.2	8.9	2.1
Stock-based compensation	2.0	2.9	2.2	9.7	8.7
Adjusted EBITDA	$30.9	$46.4	$13.2	$134.8	$74.8
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Amounts may not foot due to rounding
Reconciliation of Return on Average Equity to Adjusted Return on Average Equity
(unaudited)

	Three Months Ended			Year Ended
($ in millions)	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Income Statement Data:
Net income (loss) attributable to Guild	$97.9	$(66.9)	$(93.0)	$97.1	$(39.0)
Adjusted net income	$19.7	$31.7	$12.5	$90.2	$48.0

Average stockholders’ equity	$1,206.0	$1,190.2	$1,230.2	$1,218.8	$1,216.4
Return on average equity	32.5%	(22.5%)	(30.2%)	8.0%	(3.2%)
Adjusted return on average equity	6.5%	10.6%	4.1%	7.4%	3.9%

Reconciliation of Book Value Per Share to Tangible Net Book Value Per Share
(unaudited)

(in millions, except per share amounts)	Dec 31, 2024	Dec 31, 2023
Total stockholders' equity	$1,254.0	$1,183.5
Less: non-controlling interests	0.5	0.3
Total stockholders' equity attributable to Guild	$1,253.5	$1,183.2
Adjustments:
Goodwill	(198.7)	(186.2)
Intangible assets, net	(27.3)	(25.1)
Tangible common equity	$1,027.5	$971.9

Ending shares of Class A and Class B common stock outstanding	61.9	61.1

Book value per share	$20.24	$19.36
Tangible net book value per share(1)	$16.59	$15.90
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Amounts may not foot due to rounding
(1)Tangible net book value per share uses the same denominator as book value per share.